Exhibit 99.1
Contact Info:    Joseph R. Lussier, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5578

Enterprise Bancorp, Inc. Announces Second Quarter Financial Results

LOWELL, MA, July 25, 2023 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (NASDAQ: EBTC), parent of Enterprise Bank, announced its financial results for the three and six months ended June 30, 2023.

Executive Chairman & Founder George Duncan commented, "We are pleased with our second quarter results. Our operating strategy has always been to serve our customers and communities through consistent and disciplined lending, a conservative and long-term focus, being highly responsive to our customers' banking needs and making ongoing investments in our products, services, and people to provide the best banking services through all economic cycles. We have always sought to fund asset growth with relationship-based customer deposits and use wholesale borrowings as supplemental funding for relatively short periods of time. This approach has served us well over time and especially now. We have a relatively high level of liquidity with significant funding capacity and are well positioned to take advantage of market opportunities in the current environment."

Key financial results at or for the three months ended June 30, 2023, are as follows:
•Net income amounted to $9.7 million, or $0.79 per diluted common share, compared to $8.2 million, or $0.67 per diluted common share, for the three months ended June 30, 2022 and $10.8 million, or $0.88 per diluted common share, for the three months ended March 31, 2023.
•Included in pre-tax income were $3.4 million in Employee Retention Credits ("ERC"), which the Company recognized as a reduction to salary and benefits expense, a loss on the sale of debt securities of $2.4 million and a provision for credit losses of $2.3 million.
•Total loans amounted to $3.35 billion, an increase of $115.5 million, or 4%, compared to March 31, 2023. Loans outstanding have increased 9% compared to June 30, 2022.
•Total customer deposits amounted to $4.08 billion, an increase of $59.4 million, or 1%, compared to March 31, 2023. Customer deposits have increased 1% compared to June 30, 2022.
•Cash and equivalents amounted to $258.8 million, while wholesale borrowings amounted to $3.3 million at June 30, 2023.

Chief Executive Officer Jack Clancy commented, "Loan growth was strong during the quarter, and we continue to see good demand in our markets." Mr. Clancy continued, "In June, to increase asset sensitivity and earnings, the Company sold $84.8 million in investment securities, reinvesting the proceeds into higher yielding short-term investments, and separately entered into a two-year, pay fixed loan hedge with a notional balance of $50.0 million. These initiatives provide an annualized income enhancement of approximately $2.0 million to net interest income based on interest rates at June 30, 2023."

Net Income
Net income for the three months ended June 30, 2023, amounted to $9.7 million, an increase of $1.5 million, or 19%, compared to the three months ended June 30, 2022.
•The increase in net income during the period was due primarily to an increase in net interest income of $2.3 million and a decrease in non-interest expense of $1.2 million, partially offset by a decrease in non-interest income of $1.3 million. The components of the increase in net income are detailed below.

Net Interest Income
Net interest income for the three months ended June 30, 2023, amounted to $38.1 million, an increase of $2.3 million, or 6%, compared to the three months ended June 30, 2022.
•The increase in net interest income during the period was due largely to increases in loan interest income of $9.7 million and other interest-earning asset income of $1.5 million, partially offset by an increase in deposit interest expense of $9.0 million, due primarily to higher market interest rates over the comparable periods and increased competition for deposits from bank and non-bank alternatives.

Net Interest Margin
Three months ended – June 30, 2023 compared to March 31, 2023
Tax-equivalent net interest margin ("net interest margin") (non-GAAP) was 3.55% for the three months ended June 30, 2023, compared to 3.76% for the three months ended March 31, 2023.
Net interest margin compared to the prior quarter was impacted by the following factors:
•Average interest-earning deposits with banks decreased $42.9 million, or 22%, while the yield increased 37 basis points. The decrease in average balance resulted from funding loan growth, partially offset by a decrease in average debt securities, while the increase in yield reflected the increase in market interest rates during the period.
•Average debt securities decreased $20.3 million, or 2%, while the tax-equivalent yield remained unchanged. The decrease in average balance resulted from principal pay-downs, calls, maturities and sales of debt securities during the three months ended June 30, 2023.
•Average loan balances increased $67.7 million, or 2%, and the tax-equivalent yield increased 12 basis points. The increase in loan yields resulted primarily from increases in market interest rates during the period.
•Average total deposits increased $3.9 million and the yield increased 36 basis points. The increase in yield resulted from increases in market interest rates and competition from bank and non-bank alternatives during the period.

Three months ended – June 30, 2023 compared to June 30, 2022
Net interest margin was 3.55% for the three months ended June 30, 2023, compared to 3.45% for the three months ended June 30, 2022.
Net interest margin compared to the prior year quarter was impacted by the following factors:
•Average interest-earning deposits with banks decreased $58.3 million, or 28%, while the yield increased 413 basis points. The decrease in average balance resulted primarily from funding loan growth, partially offset by a decrease in average debt securities and an increase in average total deposits. The increase in yield reflected a significant increase in market interest rates during the period.
•Average debt securities decreased $54.3 million, or 6%, while the tax-equivalent yield increased 20 basis points. The decrease in average balance resulted from principal pay-downs, calls, maturities and sales of debt securities during the three months ended June 30, 2023, with funds redeployed into higher yielding interest-earning deposits.
•Average loan balances increased $248.5 million, or 8%, and the tax-equivalent yield increased 86 basis points. The increase in loan yields resulted primarily from increases in market interest rates during the period.
•Average total deposits increased $94.6 million, or 2%, and the yield increased 90 basis points. The increase in yield resulted from increases in market interest rates, a shift in deposit mix to higher yielding products and competition from bank and non-bank alternatives, occurring principally over the last nine months.

Provision for Credit Losses
The provision for credit losses for the three months ended June 30, 2023, amounted to $2.3 million, compared to $2.4 million for the three months ended June 30, 2022. The provision expense for the second quarter of 2023 resulted mainly from an increase in loans outstanding and, to a lesser extent, an increase in off-balance sheet commitments during the period.

Non-Interest Income
Non-interest income for the three months ended June 30, 2023, amounted to $2.8 million, a decrease of $1.3 million, or 32%, compared to the three months ended June 30, 2022.

•Non-interest income for the three months ended June 30, 2023 included losses on sales of debt securities of $2.4 million and gains on equity securities of $189 thousand. Non-interest income during the three months ended June 30, 2022 had no losses on sales of debt securities and losses on equity securities of $429 thousand.
•Excluding the items above, non-interest income increased $487 thousand, or 11%, due primarily to an increase in deposit and interchange fees of $295 thousand.

Non-Interest Expense
Non-interest expense for the three months ended June 30, 2023, amounted to $25.6 million, a decrease of $1.2 million, or 5%, compared to the three months ended June 30, 2022. The decrease resulted primarily from a decrease in salaries and employee benefits of $1.6 million, due primarily to the receipt of $3.4 million in ERC, which were recognized as a reduction to salary and benefits expense.
•Excluding the ERC, non-interest expense increased $2.2 million, or 8%, due primarily to an increase in salaries and benefits of $1.8 million, or 10%.
•The increase in non-interest expense, excluding the ERC, was also impacted by increases in advertising and public relations expenses of $244 thousand and deposit insurance premiums of $249 thousand, partially offset by a decrease in technology and telecommunications expenses of $283 thousand.

Income Taxes
The effective tax rate was 25.6% and 23.7% for the three months ended June 30, 2023 and 2022, respectively. The increase in the effective tax rate for the current quarter compared to the prior year quarter resulted primarily from the transfers of funds from the Bank's investment subsidiary corporations and a partially non-deductible loss on the sale of debt securities. The Company established a valuation allowance against the capital loss carryforward deferred tax asset which resulted from the sale of securities. The effective tax rate was 24.2% and 23.2% for the six months ended June 30, 2023 and 2022, respectively.

Balance Sheet
Total assets amounted to $4.50 billion at June 30, 2023, compared to $4.44 billion at December 31, 2022, an increase of $64.0 million, or 1%.

Total interest-earning deposits with banks, which consist of overnight and short-term investments, amounted to $208.8 million at June 30, 2023, compared to $230.7 million at December 31, 2022, a decrease of $21.9 million, or 9%. The decrease was due primarily to the funding of loan growth, partially offset by sales of debt securities, investment cash flows and deposit growth.

Total investment securities at fair value amounted to $712.9 million at June 30, 2023, compared to $820.4 million at December 31, 2022, a decrease of $107.5 million, or 13%. The decrease was attributable principally to $84.8 million in sales of debt securities and, to a lesser extent, principal pay downs, calls and maturities. Net unrealized losses on the debt securities portfolio, which were attributable to an increase in market interest rates, amounted to $113.1 million at June 30, 2023 and $124.1 million at December 31, 2022. Management has determined that no allowance for credit losses ("ACL") for available-for-sale securities was necessary as of June 30, 2023.

Total loans amounted to $3.35 billion at June 30, 2023, compared to $3.18 billion at December 31, 2022, an increase of $165.1 million, or 5%. Growth during the six months ended June 30, 2023 was primarily in commercial real estate of $87.9 million, or 5%, and commercial construction of $63.0 million, or 15%.

Customer deposits amounted to $4.08 billion at June 30, 2023, compared to $4.04 billion at December 31, 2022, an increase of $39.8 million, or 1%. The deposit balance at June 30, 2023 was positively impacted by a large deposit received in March 2023 of approximately $60.0 million that management believes may be temporary in nature and resulted from a customer business transaction. In addition, the Company experienced a shift in deposit mix at June 30, 2023, compared to December 31, 2022, resulting from customers moving funds out of lower yielding checking and savings accounts (which together, decreased 3%) into higher yielding money market and certificate of deposit products (which together, increased 7%).

Deposit portfolio segmentation at June 30, 2023, compared to December 31, 2022, was as follows:
•Checking accounts represented 48% of total deposits, compared to 51%.
•Savings and money market accounts represented 41% of total deposits, compared to 42%.
•Certificates of deposit accounts represented 10% of total deposits, compared to 7%.

Shareholders' Equity & Regulatory Capital
Total shareholders' equity amounted to $307.5 million at June 30, 2023, compared to $282.3 million at December 31, 2022, an increase of $25.2 million, or 9%. The increase was due primarily to an increase in retained earnings and a decrease in the accumulated other comprehensive loss ("AOCL"), which resulted from an increase in the fair value of debt securities.

Total capital and tier 1 capital to risk weighted assets, of which AOCL is not a component, amounted to 13.37% and 10.52%, respectively, at June 30, 2023 compared to 13.49% and 10.56%, respectively, at December 31, 2022. The decreases were driven primarily by commercial loan growth, partially offset by an increase in retained earnings during the period.

Credit Quality
The increases in the ACL for loans and reserve for unfunded commitments compared to December 31, 2022, as noted below, resulted primarily from an increased probability and severity of forecasted economic conditions in our allowance model, and to a lesser extent, growth in the Company's loan portfolio and off-balance sheet commitments.
•The ACL for loans amounted to $56.9 million, or 1.70% of total loans, at June 30, 2023, compared to $52.6 million, or 1.66% of total loans, at December 31, 2022.
•The reserve for unfunded commitments (included in other liabilities) amounted to $5.0 million at June 30, 2023, compared to $4.3 million at December 31, 2022.
•Non-performing loans amounted to $7.6 million, or 0.23% of total loans, at June 30, 2023, compared to $6.1 million, or 0.19% of total loans, at December 31, 2022.
•Net charge-offs for the three months ended June 30, 2023, amounted to $146 thousand, compared to net recoveries of $84 thousand for the three months ended June 30, 2022.

Liquidity & Funding Capacity
All balances and ratios presented in this section are at June 30, 2023 unless otherwise indicated.
•Overnight and short-term investment amounted to $208.8 million, which were reported on the Company's consolidated balance sheet as interest-earning deposits with banks.
•Uninsured deposits amounted to 36% of total deposits.
•Deposit balances that utilize third party enhanced Federal Deposit Insurance Corporation ("FDIC") insured products amounted to $796.8 million. Additional capacity to utilize these enhanced FDIC insured products exceeds the Company's total deposits balance.
•There were no brokered deposits outstanding. Borrowed funds amounted to $3.3 million and related to the Company's participation in specific pass-through community development programs under the Federal Home Loan Bank of Boston ("FHLB") and, to a lesser extent, the New Hampshire Business Finance Authority.
•FHLB and Federal Reserve Bank of Boston secured borrowing capacity amounted to $1.1 billion.
•The Company has several brokered deposit relationships (unsecured borrowings) which management estimated could provide an additional $800.0 million in funding capacity.

Wealth Management
Wealth assets under management and wealth assets under administration, which are not carried as assets on the Company's consolidated balance sheets, amounted to $1.0 billion and $214.1 million, respectively, at June 30, 2023, representing increases of $117.9 million, or 13%, and $15.5 million, or 8%, respectively, compared to December 31, 2022. The increase in assets under management resulted from an increase in market values as well as assets attracted through new and expanded client relationships.

About Enterprise Bancorp, Inc.
Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 135 consecutive profitable quarters. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic and digital banking options, as well as wealth management, and trust services. The Company's headquarters and Enterprise Bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Northern Middlesex, Northern Essex, and Northern Worcester counties of Massachusetts and the Southern Hillsborough and Southern Rockingham counties in New Hampshire. Enterprise Bank has 27 full-service branches located in the Massachusetts communities of Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Lexington, Lowell (2), Methuen, North Andover, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Londonderry, Nashua (2), Pelham, Salem and Windham.

Forward-Looking Statements
This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," "could," "plan," and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties, and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed in, or implied by, the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, potential recession in the United States and our market areas, the impacts related to or resulting from recent bank failures and any continuation of the recent uncertainty in the banking industry, including the associated impact to the Company and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response thereto, increased competition for deposits and related changes in deposit customer behavior, changes in market interest rates, the persistence of the current inflationary environment in our market areas and the United States, the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System, the effects of declines in housing prices in the United States and our market areas, increases in unemployment rates in the United States and our market areas, declines in commercial real estate prices, uncertainty regarding United States fiscal debt and budget matters, severe weather, natural disasters, acts of war or terrorism or other external events, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, the receipt of required regulatory approvals, changes in tax laws, and current or future litigation, regulatory examinations or other legal and/or regulatory actions. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. For more information about these factors, please see our reports filed with or furnished to the U.S. Securities and Exchange Commission (the "SEC"), including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands, except per share data)	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents:
Cash and due from banks	$49,996	$36,901
Interest-earning deposits with banks	208,829	230,688
Total cash and cash equivalents	258,825	267,589
Investments:
Debt securities at fair value (amortized cost of $820,004 and $940,227, respectively)	706,953	816,102
Equity securities at fair value	5,898	4,269
Total investment securities at fair value	712,851	820,371
Federal Home Loan Bank stock	2,404	2,343
Loans:
Total loans	3,345,667	3,180,518
Allowance for credit losses	(56,899)	(52,640)
Net loans	3,288,768	3,127,878
Premises and equipment, net	43,603	44,228
Lease right-of-use asset	24,578	24,923
Accrued interest receivable	16,885	17,117
Deferred income taxes, net	48,875	51,981
Bank-owned life insurance	64,779	64,156
Prepaid income taxes	2,790	683
Prepaid expenses and other assets	32,330	11,408
Goodwill	5,656	5,656
Total assets	$4,502,344	$4,438,333
Liabilities and Shareholders' Equity
Liabilities
Deposits	$4,075,598	$4,035,806
Borrowed funds	3,334	3,216
Subordinated debt	59,340	59,182
Lease liability	24,148	24,415
Accrued expenses and other liabilities	29,161	31,442
Accrued interest payable	3,273	2,005
Total liabilities	4,194,854	4,156,066
Commitments and Contingencies
Shareholders' Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value per share; 40,000,000 shares authorized; 12,244,733 and 12,133,516 shares issued and outstanding, respectively	122	121
Additional paid-in capital	105,552	103,793
Retained earnings	289,409	274,560
Accumulated other comprehensive loss	(87,593)	(96,207)
Total shareholders' equity	307,490	282,267
Total liabilities and shareholders' equity	$4,502,344	$4,438,333

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2023	2022	2023	2022
Interest and dividend income:
Loans and loans held for sale	$41,798	$32,148	$81,354	$62,843
Investment securities	4,967	4,781	10,040	9,369
Other interest-earning assets	1,917	393	4,125	574
Total interest and dividend income	48,682	37,322	95,519	72,786
Interest expense:
Deposits	9,692	671	15,679	1,271
Borrowed funds	30	13	42	26
Subordinated debt	867	817	1,734	1,635
Total interest expense	10,589	1,501	17,455	2,932
Net interest income	38,093	35,821	78,064	69,854
Provision for credit losses	2,268	2,409	5,004	2,939
Net interest income after provision for credit losses	35,825	33,412	73,060	66,915
Non-interest income:
Wealth management fees	1,673	1,610	3,260	3,339
Deposit and interchange fees	2,295	2,000	4,343	3,802
Income on bank-owned life insurance, net	316	295	623	590
Net (losses) gains on sales of debt securities	(2,419)	—	(2,419)	1,062
Net gains on sales of loans	6	—	20	22
Gains (losses) on equity securities	189	(429)	173	(495)
Other income	759	656	1,576	1,407
Total non-interest income	2,819	4,132	7,576	9,727
Non-interest expense:
Salaries and employee benefits	16,135	17,743	34,656	34,535
Occupancy and equipment expenses	2,505	2,364	5,006	4,779
Technology and telecommunications expenses	2,636	2,919	5,311	5,555
Advertising and public relations expenses	804	560	1,485	1,227
Audit, legal and other professional fees	782	675	1,422	1,385
Deposit insurance premiums	615	366	1,290	922
Supplies and postage expenses	247	224	502	444
Other operating expenses	1,899	2,002	3,991	3,763
Total non-interest expense	25,623	26,853	53,663	52,610
Income before income taxes	13,021	10,691	26,973	24,032
Provision for income taxes	3,337	2,530	6,521	5,584
Net income	$9,684	$8,161	$20,452	$18,448

Basic earnings per common share	$0.79	$0.67	$1.68	$1.53
Diluted earnings per common share	$0.79	$0.67	$1.67	$1.52

Basic weighted average common shares outstanding	12,228,081	12,107,804	12,191,857	12,082,041
Diluted weighted average common shares outstanding	12,244,863	12,151,712	12,218,735	12,136,610

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the three months ended
(Dollars in thousands, except per share data)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Balance Sheet Data
Total cash and cash equivalents	$258,825	$215,693	$267,589	$413,688	$306,460
Total investment securities at fair value	712,851	830,895	820,371	831,030	866,580
Total loans	3,345,667	3,230,156	3,180,518	3,109,369	3,084,915
Allowance for credit losses	(56,899)	(55,002)	(52,640)	(51,211)	(50,703)
Total assets	4,502,344	4,441,896	4,438,333	4,529,820	4,417,447
Total deposits	4,075,598	4,016,156	4,035,806	4,138,038	4,016,814
Subordinated debt	59,340	59,261	59,182	59,102	59,039
Total shareholders' equity	307,490	311,318	282,267	272,193	285,110
Total liabilities and shareholders' equity	4,502,344	4,441,896	4,438,333	4,529,820	4,417,447

Wealth Management
Wealth assets under management	$1,009,386	$930,714	$891,451	$835,661	$849,536
Wealth assets under administration	$214,116	$206,569	$198,586	$185,977	$205,646

Shareholders' Equity Ratios
Book value per common share	$25.11	$25.47	$23.26	$22.44	$23.53
Dividends paid per common share	$0.230	$0.230	$0.205	$0.205	$0.205

Regulatory Capital Ratios
Total capital to risk weighted assets	13.37%	13.55%	13.49%	13.49%	13.38%
Tier 1 capital to risk weighted assets(1)	10.52%	10.64%	10.56%	10.52%	10.38%
Tier 1 capital to average assets	8.62%	8.47%	8.10%	7.89%	8.03%

Credit Quality Data
Non-performing loans	$7,647	$7,532	$6,122	$5,717	$6,321
Non-performing loans to total loans	0.23%	0.23%	0.19%	0.18%	0.20%
Non-performing assets to total assets	0.17%	0.17%	0.14%	0.13%	0.14%
ACL for loans to total loans	1.70%	1.70%	1.66%	1.65%	1.64%

Income Statement Data
Net interest income	$38,093	$39,971	$42,165	$39,779	$35,821
Provision for credit losses	2,268	2,736	1,861	1,000	2,409
Total non-interest income	2,819	4,757	4,210	4,525	4,132
Total non-interest expense	25,623	28,040	28,167	27,537	26,853
Income before income taxes	13,021	13,952	16,347	15,767	10,691
Provision for income taxes	3,337	3,184	4,041	3,805	2,530
Net income	$9,684	$10,768	$12,306	$11,962	$8,161

Income Statement Ratios
Diluted earnings per common share	$0.79	$0.88	$1.01	$0.98	$0.67
Return on average total assets	0.88%	0.99%	1.08%	1.05%	0.76%
Return on average shareholders' equity	12.63%	14.67%	18.08%	16.47%	11.24%
Net interest margin (tax-equivalent)(2)	3.55%	3.76%	3.81%	3.61%	3.45%
(1)Ratio also represents common equity tier 1 capital to risk weighted assets as of the periods presented.
(2)Tax-equivalent net interest margin is net interest income adjusted for the tax-equivalent effect associated with tax-exempt loan and investment income, expressed as a percentage of average interest-earning assets.

ENTERPRISE BANCORP, INC.
Consolidated Loan and Deposit Data
(unaudited)

Major classifications of loans at the dates indicated were as follows:

(Dollars in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Commercial real estate	$2,009,263	$1,929,544	$1,921,410	$1,886,365	$1,865,198
Commercial and industrial	420,095	423,864	414,490	413,347	422,006
Commercial construction	487,018	456,735	424,049	396,027	385,752
SBA PPP	—	—	—	2,725	15,288
Total commercial loans	2,916,376	2,810,143	2,759,949	2,698,464	2,688,244

Residential mortgages	346,523	335,834	332,632	321,663	307,131
Home equity loans and lines	74,374	75,809	79,807	80,882	81,648
Consumer	8,394	8,370	8,130	8,360	7,892
Total retail loans	429,291	420,013	420,569	410,905	396,671
Total loans	3,345,667	3,230,156	3,180,518	3,109,369	3,084,915

ACL for loans	(56,899)	(55,002)	(52,640)	(51,211)	(50,703)
Net loans	$3,288,768	$3,175,154	$3,127,878	$3,058,158	$3,034,212

Deposits are summarized as follows as of the periods indicated:

(Dollars in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Non-interest checking	$1,273,968	$1,247,253	$1,361,588	$1,441,104	$1,457,220
Interest-bearing checking	701,701	641,194	678,715	719,474	712,898
Savings	310,321	297,790	326,666	351,665	334,728
Money market	1,373,816	1,454,858	1,381,645	1,395,756	1,293,453
CDs $250,000 or less	244,114	222,116	187,758	163,520	144,084
CDs greater than $250,000	171,678	152,945	99,434	66,519	74,431
Deposits	$4,075,598	$4,016,156	$4,035,806	$4,138,038	$4,016,814

ENTERPRISE BANCORP, INC.
Consolidated Average Balance Sheets and Yields (tax-equivalent basis)
(unaudited)

The following table presents the Company's average balance sheets, net interest income and average rates for the periods indicated:

	Three months ended June 30, 2023			Three months ended March 31, 2023			Three months ended June 30, 2022
(Dollars in thousands)	Average Balance	Interest(1)	Average Yield(1)	Average Balance	Interest(1)	Average Yield(1)	Average Balance	Interest(1)	Average Yield(1)
Assets:
Loans and loans held for sale(2) (tax-equivalent)	$3,268,586	$41,930	5.14%	$3,200,842	$39,679	5.02%	$3,020,113	$32,259	4.28%
Investment securities(3) (tax-equivalent)	917,965	5,189	2.26%	937,382	5,300	2.26%	969,563	5,012	2.07%
Other interest-earning assets(4)	155,934	1,917	4.93%	198,741	2,208	4.51%	214,167	393	0.74%
Total interest-earnings assets (tax-equivalent)	4,342,485	49,036	4.53%	4,336,965	47,187	4.40%	4,203,843	37,664	3.59%
Other assets	92,909			86,580			115,413
Total assets	$4,435,394			$4,423,545			$4,319,256

Liabilities and stockholders' equity:
Interest checking, savings and money market	$2,351,011	6,880	1.17%	$2,354,967	4,105	0.71%	$2,296,268	456	0.08%
CDs	393,387	2,812	2.87%	337,361	1,882	2.26%	198,766	215	0.43%
Borrowed funds	4,595	30	2.58%	3,206	12	1.57%	2,961	13	1.73%
Subordinated debt(5)	59,293	867	5.85%	59,213	867	5.85%	59,021	817	5.54%
Total interest-bearing funding	2,808,286	10,589	1.51%	2,754,747	6,866	1.01%	2,557,016	1,501	0.24%
Non-interest checking	1,269,339	—		1,317,534	—		1,424,132	—
Total deposits, borrowed funds and subordinated debt	4,077,625	10,589	1.04%	4,072,281	6,866	0.68%	3,981,148	1,501	0.15%
Other liabilities	50,113			53,665			46,945
Total liabilities	4,127,738			4,125,946			4,028,093
Stockholders' equity	307,656			297,599			291,163
Total liabilities and stockholders' equity	$4,435,394			$4,423,545			$4,319,256

Net interest-rate spread (tax-equivalent)			3.02%			3.39%			3.35%
Net interest income (tax-equivalent)		38,447			40,321			36,163
Net interest margin (tax-equivalent)			3.55%			3.76%			3.45%
Less tax-equivalent adjustment		354			350			342
Net interest income		$38,093			$39,971			$35,821
Net interest margin			3.52%			3.73%			3.42%
(1)Average yields and interest income are presented on a tax-equivalent basis, calculated using a U.S. federal income tax rate of 21% for each period presented, based on tax-equivalent adjustments associated with tax-exempt loans and investments interest income.
(2)Average loans and loans held for sale include non-accrual loans and are net of average deferred loan fees.
(3)Average investments are presented at average amortized cost.
(4)Average other interest-earning assets include interest-earning deposits with banks, federal funds sold and FHLB stock.
(5)Subordinated debt is net of average deferred debt issuance costs.